Ehibit 2.1


                           OSWEGO COUNTY SAVINGS BANK

                   AMENDED AND RESTATED PLAN OF REORGANIZATION
               FROM MUTUAL SAVINGS BANK TO MUTUAL HOLDING COMPANY
                           AND PLAN OF STOCK ISSUANCE


1.       GENERAL.

         On March 19, 1998, the Board of Trustees of Oswego County Savings Bank (the "Bank" or "Oswego"), a New York-chartered, mutual savings bank, adopted a Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company, pursuant to which the Bank proposed to reorganize into the mutual holding company form of organization pursuant to the laws of the State of New York (the "MHC Reorganization"). On December 17, 1998, the Bank's Board of Trustees determined to amend and restate the Bank's Plan of Reorganization and adopted an Amended and Restated Plan of Reorganization and Plan of Stock Issuance (the "Plan"). The December 17, 1998 amendment to the Plan included provisions for (i) the organization of a mid-tier stock holding company that will hold all of the common stock of the Bank following the MHC Reorganization; (ii) the public offering by the mid-tier stock holding company of a minority ownership interest in its common stock; and (iii) the organization of a charitable foundation.

         As part of the MHC Reorganization, the Bank will (i) organize an interim New York stock savings bank as a wholly owned subsidiary ("Interim One"); (ii) Interim One will organize an interim New York stock savings bank as a wholly owned subsidiary ("Interim Two"); (iii) Interim One will organize a Delaware stock corporation ("SHC") as a wholly owned subsidiary of Interim One;
(iv) the Bank will convert to stock form and exchange its charter for a New York stock savings bank charter ("Stock-form Bank"); (v) the shares of Interim One will be cancelled and its charter will be exchanged for a New York mutual holding company charter ("MHC"); (vi) Interim Two will merge with and into the Stock-form Bank, with Stock-form Bank surviving as a subsidiary of MHC; (vii) depositors of the Bank will hold certain liquidation and limited voting rights in the MHC; and (viii) the MHC will transfer all of the outstanding shares of Stock-form Bank to SHC. The MHC Reorganization shall be accomplished in accordance with the procedures set forth in this Plan and the requirements of applicable laws and regulations and the policies of the Banking Department of the State of New York (the "Department").

         Upon consummation of the MHC Reorganization, the converted Stock-form Bank will be deemed to be a continuation of the Bank, and all property of the Bank, including its right, title and interest in and to all property of whatever kind and nature, all interests and assets previously existing or pertaining to the Bank, or which would issue to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock-form Bank. The Stock-form Bank will have, hold and enjoy the same in its right and fully to the same extent as the same was possessed, held and enjoyed by the Bank. The Stock-form Bank will continue to have, succeed to, and be responsible for all rights, liabilities and obligations of the Bank and, immediately upon consummation of the MHC Reorganization, will continue its main office, its branch offices and other operations at the then current locations of the Bank.


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         This Plan is subject to the approval of the Department and the FDIC and must receive the affirmative vote of its depositors by the margins set forth in
Section 3 of this Plan. Implementation of this Plan also is subject to the approval of all other applicable regulatory authorities, as well as the receipt of favorable rulings or opinions as to the tax consequences of the MHC Reorganization.

         The MHC Reorganization will enable the Bank to raise new equity capital through the issuance and sale of shares of capital stock of the SHC. Ready access to new sources of capital not historically available to mutual savings institutions will allow the Bank the flexibility to enhance its capital position more rapidly than by accumulating earnings, and at times deemed advantageous by the Boards of Directors of the Stock-form Bank and the SHC, thereby supporting future deposit growth and expanded operations (including increased lending and investment activities) as business and regulatory needs dictate. The ability to attract new capital also will assist in increasing the capabilities of the Bank to address the needs of the communities it serves, as well as enhance its ability to effect acquisitions. The ability of the SHC to issue capital stock also will enable the SHC and the Stock-form Bank to establish stock compensation plans for directors, officers and employees, thereby granting them equity interests in the SHC and greater incentive to improve its performance.

         It is anticipated that the SHC will conduct an initial offering of its common stock (which in the aggregate shall be 49% or less of the total to-be-outstanding common stock of the SHC) following consummation of the MHC Reorganization (the "Stock Offering"), subject to the approval of the Board of Directors of the SHC and the Department. The actual issuance of shares of common stock of the SHC in this manner shall not be a condition to the MHC Reorganization, unless otherwise required by the Board of Trustees of the Bank.

         As part of the MHC Reorganization, and consistent with the Bank's ongoing commitment either to combine with Oswego City or to remain an independent community-oriented savings bank, the Bank may establish a charitable foundation. The charitable foundation would be intended to compliment the Bank's existing community reinvestment and charitable activities in a manner that would allow the local community to share in the growth and success of the Bank. The SHC may donate to the charitable foundation immediately following the MHC Reorganization cash, securities or Common Stock in an amount equal to up to 4% of the Common Stock issued in the Stock Offering.

         In adopting this Plan, the Board of Trustees of the Bank determined that the MHC Reorganization was advisable and in the best interests of the Bank and its depositors.


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2.       DEFINITIONS.

         In most cases, the meaning of the terms used in this Plan are made clear from their context and the language of the Plan. Certain of these terms, however, require further explanation, as follows:

         2.1. "Acting in Concert" means (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; (ii) a combination or pooling of votes or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or (iii) a person or company which acts in concert with another persons or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with the other party, except that any Tax- Qualified Employee Benefit Plan or Non-Tax-Qualified Employee Benefit Plan will not be deemed to be acting in concert with another Tax-Qualified Employee Benefit Plan or Non-Tax-Qualified Employee Benefit Plan or with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated. The determination of whether a group is acting in concert shall be made solely by the Board of Trustees of the Bank or officers delegated by such Board, and may be based on any evidence upon which the Board or such delegatee chooses to rely.

         2.2. "Actual Purchase Price" means the price per share at which the Common Stock is ultimately sold by the SHC to Participants in the Subscription Offering and Persons in the Community Offering and/or Syndicated Community Offering in accordance with the terms hereof.

         2.3. "Affiliate" means a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

         2.4. "Associate," when used to indicate a relationship with any Person, means (i) a corporation or organization (other than the Bank, MHC or a majority-owned subsidiary of either of the same) of which such Person is a director, officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity (exclusive of any tax-qualified employee stock benefit plan and any non-tax-qualified employee stock benefit plan of the Bank or the SHC in which such Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity);
(iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the Bank or the Stock-form Bank or any of their subsidiaries; and (iv) any Person acting in concert with any of the Persons or entities specified in clauses (i) through
(iii) above.

         2.5. "Bank" means Oswego County Savings Bank, a New York-chartered mutual savings bank.


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         2.6. "Banking Board" means the New York Banking Board.

         2.7. "BHCA" means the Bank Holding Company Act of 1956, as amended.

         2.8. "Capital Stock" means any and all authorized capital stock of the SHC.

         2.9. "Code" means the Internal Revenue Code of 1986, as amended.

         2.10. "Common Stock" means common stock, par value $0.01 per share, of the SHC.

         2.11. "Community Offering" means the offering for sale by the SHC of any shares of Common Stock not subscribed for in the Subscription Offering to certain Persons who receive a Prospectus, with a preference to natural persons residing in Oswego County, New York.

         2.12. "Department" means the Banking Department of the State of New York or any successor thereto.

         2.13. "Deposit Account" means withdrawable or repurchasable shares, investment certificates or deposits or other savings accounts, including money market deposit accounts, negotiable order of withdrawal accounts and demand accounts, held by an account holder or depositor of the Bank.

         2.14 "Depositors" means the holders of Qualifying Deposits on the Voting Record Date.

         2.15. "Director, Trustee, Officer and Employee" means the terms as applied respectively to any Person who is a Director, Trustee, Officer or Employee of the Bank, the Stock-form Bank, the SHC, the MHC or any subsidiary thereof.

         2.16. "Effective Date" means the date upon which the MHC Reorganization is completed pursuant to this Plan and applicable laws and regulations.

         2.17. "Eligible Account Holder" means any Person holding a Qualifying Deposit on the Eligibility Record Date for purposes of determining eligibility for Subscription Rights.

         2.18. "Eligibility Record Date" means the date for determining Qualifying Deposits of Eligible Account Holders and is the close of business on September 30, 1997.

         2.19. "Employee" means any person who is a full or part-time employee of the Bank or the Stock-form Bank at the Effective Date.

         2.20. "Estimated Price Range " means the range of the estimated aggregate pro forma market value of the total number of shares of Common Stock to be issued in the Stock Issuance, as determined by the Independent Appraiser in accordance with Section 9 hereof.


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         2.21. "FDIC" means the Federal Deposit Insurance Corporation.

         2.22. "FRB" means the Board of Governors of the Federal Reserve System.

         2.23. "Foundation" means the charitable foundation organized in connection with this Plan.

         2.24. "Independent Appraiser" means the independent investment banking or financial consulting firm retained by the Bank to prepare the Independent Valuation.

         2.25. "Independent Valuation" means the estimated pro forma market value of the Common Stock to be outstanding upon consummation of the MHC Reorganization and the Stock Issuance, as determined by the Independent Appraiser in accordance with Section 9 hereof.

         2.26. "Initial Purchase Price" means the price per share to be paid initially by Participants for shares of Common Stock subscribed for in the Subscription Offering and by Persons for shares of Common Stock ordered in the Community Offering and/or Syndicated Community Offering.

         2.27. "Insider" means any officer, trustee or director of the Bank or any Affiliate of the Bank, and any Person acting in concert with any such officer, trustee or director.

         2.28. "MHC" means the mutual holding company resulting from the MHC Reorganization, which mutual holding company shall be named "Oswego County MHC" or such other name as may be selected by the Board of Trustees of the MHC.

         2.29. "MHC Reorganization" collectively means all steps which are necessary for the Bank to reorganize into the mutual holding company form of organization in the manner specified herein.

         2.30. "Merger" means the merger of the Bank with and into the Stock-form Bank pursuant to the terms of the Agreement of Merger included as Appendix A hereto.

         2.31. "NYBL" means the New York Banking Law.

         2.32. "Offerings" means the Subscription Offering, the Community Offering and the Syndicated Community Offering or Public Offering.

         2.33. "Officer" means the chairman of the Board of Trustees, president, vice-president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer and any other Person performing similar functions with respect to any organization, whether incorporated or unincorporated.


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         2.34. "Order Form" means the form provided on behalf of the Bank, containing all such terms and provisions as set forth in Section 18 hereof, to a Person by which Common Stock may be ordered in the Stock Offering.

         2.35. "Other Investors" means Persons within or without the State of New York who may be offered the opportunity to purchase Common Stock in the Stock Offering to be conducted by the Bank pursuant to this Plan.

         2.36. "Participant " means any Eligible Account Holder, Tax-Qualified Employee Stock Benefit Plan, Supplemental Eligible Account Holder, and Director, Trustee, Officer and Employee.

         2.37. "Person" means any corporation, partnership, trust, unincorporated association or any other entity or a natural person.

         2.38. "Plan" means this Amended and Restated Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Plan of Stock Issuance, including all Appendices hereto, as adopted by the Board of Trustees of the Bank and as may be amended from time to time pursuant to the terms hereof.

         2.39. "Preferred Stock" means any and all authorized Preferred Stock of the SHC.

         2.40. "Prospectus" means the one or more documents to be used in offering the Common Stock in the Subscription Offering and, to the extent applicable, Community Offering and Syndicated Community Offering and for providing information to Participants and other Persons in connection with such offerings.

         2.41. "Public Offering" means an underwritten firm commitment offering to the public through one or more underwriters.

         2.42. "Purchase Price" means the uniform price per share at which the Common Stock is ultimately sold by the SHC to Persons in the Stock Offering in accordance with the terms hereof.

         2.43. "Qualifying Deposit" means the aggregate balance of all Deposit Accounts of each account holder or depositor in the Bank at the close of business on the Eligibility Record Date, the Supplemental Record Date or the Voting Record Date, as the case may be, provided such aggregate balance is not less than $100.00.

         2.44. "SEC" means the Securities and Exchange Commission.

         2.45. "SHC" means "Oswego County Bancorp, Inc.," a to-be-formed Delaware stock corporation, which, upon consummation of the MHC Reorganization, shall own 100% of the issued and outstanding shares of capital stock of the Stock-form Bank and which shall be a majority-owned subsidiary of the MHC.


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         2.46. "Special Meeting" means the Special Meeting of Depositors of the
Bank called for the sole purpose of submitting this Plan and related documents to the Depositors for their approval or disapproval, including any adjournment of such meeting.

         2.47. "Stock-form Bank" means Oswego County Savings Bank, a New York-chartered, stock subsidiary of the SHC upon consummation of the MHC Reorganization.

         2.48. "Stock Offering" means the offering for sale by the SHC of shares of Common Stock to the Persons and in the priorities set forth in Section 10 of this Plan, subject to the other provisions of this Plan, including without limitation the limitations on purchases of Common Stock set forth in Section 16 hereof.

         2.49. "Subscription Offering" means the offering of the Common Stock to Participants.

         2.50. "Subscription Rights" means non-transferable rights to subscribe for Common Stock granted to Participants pursuant to the terms of this Plan.

         2.51. "Superintendent" means the Superintendent of the Banking Department of the State of New York.

         2.52. "Supplemental Eligibility Record Date" if applicable, means the date for determining Qualifying Deposits of Supplemental Eligible Account Holders and shall be required by the FDIC if the Eligibility Record Date is more than 15 months prior to the date of the latest amendment to the Notice of Intent to Convert to the Stock Form and the Application for Approval of a Mutual Savings Bank Holding Company Reorganization filed prior to approval of such notice and application by the FDIC and the Superintendent, respectively. If applicable, the Supplemental Eligibility Record Date shall be the last day of the calendar quarter preceding the FDIC and the Superintendent nonobjection and approval of such notice and application submitted by the Bank pursuant to the Plan.

         2.53. "Supplemental Eligible Account Holder" if applicable, means any Persons, except Trustees and Officers of the Bank and their Associates, holding a Qualifying Deposit at the close of business on the Supplemental Eligibility Record Date.

         2.54. "Syndicated Community Offering " means the offering for sale by a syndicate of broker-dealers to the general public of shares of Common Stock not purchased in the Subscription Offering and the Community Offering.

         2.55. "Tax-Qualified Employee Stock Benefit Plan" means any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit- sharing plan or other plan, which is established for the benefit of the Employees of the Bank, the MHC, the SHC, the Stock-form Bank or any of its Affiliates and which, with its related trust, meets the requirements to be qualified under Section 401 of the Code as from time to time in effect. A


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("Non-Tax-Qualified Employee Stock Benefit Plan") is any defined benefit plan or defined contribution plan which is not so qualified.

         2.56. "Voting Record Date" means the date for determining the eligibility of Depositors to vote at the Special Meeting.

3.       GENERAL PROCEDURE FOR THE MHC REORGANIZATION.

         The Bank shall provide the Superintendent with written notice of the proposed MHC Reorganization. Such notice shall include a copy of this Plan, the proposed organization certificate and bylaws for MHC, the SHC and the Stock-form Bank and such other information as is required by applicable laws and regulations or as the Superintendent may otherwise require. After the Bank's adoption of the Plan, the Bank shall provide public notice of its plan to reorganize. Such notice shall also be made by means of the posting of a notice in a conspicuous place in its branch offices (which term shall not include separate electronic facilities), the issuance of a press release containing all material details of the proposed MHC Reorganization (and such other information required to make the press release not false or misleading) and the placing of an advertisement containing such material details (and such other information, if any) in a newspaper of general circulation in the communities where the principal office and branches of the Bank are located. In addition to the foregoing, the Bank shall file such applications, publish such notices and take such other action as may be necessary to obtain the approval of the Superintendent and, to the extent required, the Banking Board, of this Plan and the transactions contemplated hereby.

         Simultaneously with or as soon as practicable after the Bank's submission to the Superintendent of its application to reorganize, the Bank and the Stock-form Bank shall submit to the FDIC a notice of its intent to reorganize into a mutual holding company organization and applications to secure deposit insurance for the Stock-form Bank and to obtain permission to merge the Bank with and into the Stock-form Bank pursuant to the Agreement of Merger included as Appendix A hereto. In connection therewith, the Bank and the Stock-form Bank shall cause the publication of such notices and take such other actions as may be required by applicable laws and regulations. Approval of such applications by the FDIC is a condition precedent to consummation of the MHC Reorganization.

         Simultaneously with or as soon as practicable after the Bank's submission to the Superintendent of its application to reorganize, the MHC shall submit an application to the FRB pursuant to Section 3 of the BHCA to acquire the SHC and the Stock-form Bank and to operate them after the MHC Reorganization. Simultaneously with or as soon as practicable after the Bank's submission to reorganize, SHC shall submit an application to the FRB pursuant to
Section 3 of the BHCA to acquire the Stock-form Bank and to operate the Stock-form Bank after the MCH Reorganization. In connection therewith, the MHC, the SHC and the Stock-form Bank shall cause the publication of such notices and take such other actions as may be required by applicable laws and regulations. Approval of such applications by the FRB is a condition precedent to the consummation of the MHC Reorganization.

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         When the Superintendent shall have determined to approve or disapprove the Plan or the MHC Reorganization, the Superintendent shall so advise the Bank in writing. In order to approve the Plan, no provision contained in this Plan may be determined by the Superintendent to be inequitable or detrimental to any of the Bank, MHC, the SHC, the Stock-form Bank or the depositors of the Bank, or to be contrary to the public interest.

         If this Plan is approved by the Superintendent, and following the receipt of all other required regulatory approvals, the Superintendent shall endorse approval on an organization certificate for each of the MHC and the Stock-form Bank and cause them to be filed in the office of the Superintendent and with the clerk of the county in which the principal office of each is located. Upon the filing of such organization certificates, the existence of MHC and the Stock-form Bank shall commence.

         If approved by the Superintendent, the Bank shall submit this Plan, as well as the organization certificate and bylaws of the MHC and the Stock-form Bank to be effective upon consummation of the MHC Reorganization, to the Bank's Eligible Account Holders for approval at the Special Meeting, which shall be held upon written notice given no less than 20 days nor more than 45 days prior to the date of such meeting. Such notice shall be sent by first class mail postage prepaid and shall consist of a notice of Special Meeting and be accompanied by a proxy statement and proxy card which includes such information as is required by applicable laws and regulations or as the Superintendent otherwise may require. At the Special Meeting, (i) all Depositors shall be entitled to approve or disapprove this Plan, either in person or by valid proxy,
(ii) each Eligible Account Holder shall be entitled to cast one vote for each full $100 of Qualifying Deposits, (iii) no Eligible Account Holder shall be entitled to cast more than 1,000 votes, and (iv) no specific minimum amount of Qualifying Deposits shall be required to be present either in person or by proxy at the Special Meeting in order to constitute a quorum for the transaction of business. This Plan must be approved by the affirmative vote of (i) at least 75% of the aggregate dollar amount of the book value of deposits of the Bank represented at the Special Meeting either in person or by valid proxy and entitled to vote there at and (ii) at least a majority of the total votes eligible to be cast by Depositors entitled to vote at the Special Meeting. Within five days after the Special Meeting, the President and Secretary of the Bank shall certify to the Superintendent the result of the vote taken at such meeting.

         Following the approval of the Depositors of this Plan and the receipt of all required regulatory approvals, including without limitation the Superintendent, the Banking Board, the FDIC and the FRB, the Bank will (i) organize Interim One; (ii) Interim One will organize Interim Two; (iii) Interim One will organize SHC as a wholly owned subsidiary of Interim One; (iv) the Bank will convert to stock form and exchange its charter for a New York stock savings bank charter (Stock- form Bank); (v) the shares of Interim One will be cancelled and its charter will be exchanged for a New York mutual holding company charter;
(vi) Interim Two will merge with and into the Stock- form Bank, with the Stock-form Bank surviving as a subsidiary of the MHC; (vii) former depositors of the Bank will have limited voting and liquidated interests in the MHC; and
(viii) the MHC will transfer all of the outstanding shares of Stock-form Bank to the SHC. The MHC will have an


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Organization Certificate and Bylaws in the form attached hereto as Exhibits A and B, respectively, which are incorporated herein. Additionally, the SHC will have an Organization Certificate and Bylaws in the form attached hereto as Exhibits C and D, respectively, and the Stock-form Bank will have an Organization Certificate and Bylaws in the form attached hereto as Exhibits E and F, respectively, which are incorporated herein by reference.

         Upon consummation of the MHC Reorganization, substantially all of the assets and liabilities of the Bank shall be vested in the Stock-form Bank as the survivor of the merger of Interim Two into the Stock-form Bank. All assets, rights, obligations and liabilities of whatever nature of the Bank that are not expressly retained by the MHC shall be deemed transferred to the Stock-form Bank.

         The trustees and officers of the Bank shall take all appropriate actions to facilitate the MHC Reorganization, including obtaining insurance of deposits for the Stock-form Bank, taking all appropriate actions to effect the transactions referenced in the immediately preceding paragraph and preparing, filing and prosecuting such applications, filings and notices as may be required under applicable laws and regulations and policies of the Department and the FDIC to effect the MHC Reorganization.

         As a result of the MHC Reorganization, the Bank will become a New York-chartered stock- form savings bank and a wholly owned subsidiary of the SHC, and the SHC will be a majority owned subsidiary of the MHC.

4.       POWERS AND AUTHORITIES OF THE MHC, THE SHC AND THE STOCK- FORM BANK.

         The rights and powers of the MHC, the SHC and the Stock-form Bank upon consummation of the MHC Reorganization will be as specified in their respective Organization Certificate and Bylaws, applicable laws and regulations (including, in the case of the MHC and SHC, the BHCA and rules and regulations thereunder) and policies of governing regulatory authorities. In addition, although the SHC will be organized under the laws of the State of Delaware, it may also be subject to rules and policies under New York law and the oversight of the Superintendent.

         Upon consummation of the MHC Reorganization, the MHC and SHC shall (i) possess all the rights, powers and privileges, except deposit-taking powers, and shall be subject to all the limitations, not inconsistent with Article VI-C of the NYBL, of a mutual savings bank under Articles VI and XVI of the NYBL, and
(ii) be subject to the BHCA, provided that, notwithstanding anything herein to the contrary, the MHC and the SHC shall not exercise any rights, powers or privileges pursuant to any provision of federal law applicable to bank holding companies or savings and loan holding companies which are not also authorized under Article VI of the NYBL.

         Notwithstanding any inconsistent provisions of Sections 14-e, 600, 601, 601-a or 601-b of the NYBL, and subject to the General Regulations of the Banking Board, the MHC may:


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         (a) merge with, acquire or purchase the assets of a mutual holding company established pursuant to Article VI-C of the NYBL or the savings and loan holding company provisions of the Home Owners' Loan Act, as amended;

         (b) acquire or purchase the assets or stock of a stock savings bank, a stock savings and loan association, a stock federal savings bank or a stock federal savings and loan association;

         (c) acquire a mutual savings bank, a mutual savings and loan association, a federal mutual savings bank or a federal mutual savings and loan association through the merger of such institutions with a stock subsidiary of such mutual holding company; and

         (d) engage in any other acquisition or combination specifically permitted by general or special regulations promulgated by the Banking Board; provided, however, that under current law the Banking Board shall have no power to permit any insurance activities other than those expressly authorized under the NYBL or to expand by interpretation the express provisions of federal law set forth in the BHCA.

         Except to the extent permitted in Sections 3(f)(2) and (3) of the BHCA and authorized by the NYBL, the powers of the MHC and the SHC shall not include the power to directly or indirectly engage in: the sale or underwriting of insurance; the formation or acquisition of an insurance agency or an insurance company; or the issue, sale, distribution and underwriting of, or to deal in, any security arising out of a contract issued by an insurance company and subject to the supervision of the Superintendent of Insurance of the State of New York.

         The MHC and the SHC may not dispose of any interest in the common stock of Stock-form Bank upon consummation of the MHC Reorganization except (i) pursuant to an offering of common stock of the Bank following consummation of the MHC Reorganization conducted in compliance with Article VI-C of the NYBL and Parts 86 and 111 of the General Regulations of the Banking Board or (ii) pursuant a pledge of such stock to secure borrowings upon the receipt of written approval of the Superintendent.

         Except to the extent such provisions are inconsistent with Article VI-C of the NYBL, upon consummation of the MHC Reorganization the Bank shall be subject to the same provisions of the NYBL as apply to savings banks which have converted to stock form pursuant to Sections 14-e and 9019 of the NYBL.

         Following consummation of the MHC Reorganization, the SHC shall have authority to issue to Persons other than the MHC an amount of common stock and securities convertible into common stock which in the aggregate is no more than 49% of the issued and outstanding common stock of the SHC, which authority shall be conducted in accordance with the requirements of Article VI-C of the NYBL and Parts 86 and 111 of the General Regulations of the Banking Board. Following consummation of the MHC Reorganization, the SHC and the Bank also shall have authority to issue equity or debt securities other than common stock and securities convertible into common stock,


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subject to the terms of its organization certificate, including any amendments thereto and any required regulatory approvals.

5.       TAX CONSEQUENCES.

         Consummation of the MHC Reorganization is expressly conditioned upon prior receipt by the Bank and/or the SHC of (i) a ruling of the United States Internal Revenue Service and/or an opinion of counsel to the effect that the MHC Reorganization will not result in any gain or loss for federal income tax purposes to the Bank, the Stock-form Bank, the MHC, the SHC or Depositors; and
(ii) a ruling and/or an opinion of counsel or tax advisor with respect to New York taxation, to the effect that consummation of the MHC Reorganization will not result in a taxable reorganization under the provisions of the applicable codes or recapture of income or bad debt reserves by the MHC, the SHC, the Bank or the Stock-form Bank.

6.       TRANSFER OF DEPOSIT ACCOUNTS.

         Each Deposit Account in the Bank at the time of the MHC Reorganization will become, without further action by the account holder, a Deposit Account in the Stock-form Bank after the MHC Reorganization, equivalent in withdrawable amount to the withdrawal value, and subject to the same terms and conditions (except as to liquidation rights), as such Deposit Account in the Bank at the time of the MHC Reorganization.

7.       VOTING AND OTHER RIGHTS OF SHAREHOLDERS OF THE STOCK-FORM
         BANK.

         Following the MHC Reorganization, voting rights with respect to the Stock-form Bank will be held and exercised exclusively by the holder or holders of the capital stock of the Stock-form Bank. Neither depositors in nor borrowers from the Stock-form Bank will have any voting rights with respect to the Stock-form Bank in their capacities as such.

8.       LIQUIDATION RIGHTS.

         (a) In the event of a liquidation of the subsidiary savings bank(s) and subject to the rights of creditors, the depositors of the MHC's subsidiary savings bank(s) as of the date of the liquidation shall have the right to the entire net worth of the MHC. The amount distributed in a liquidation shall not be a fixed amount but may increase or decrease over time. The rights of the depositor of the MHC's subsidiary savings bank(s) to the MHC's net worth shall not operate to restrict the use or application of the MHC's net worth accounts.

         (b) In the event of a complete liquidation of the MHC, the entire net worth of the MHC shall be distributed ratably among all the depositors of its subsidiary savings bank(s) as of the date of the liquidation.

         (c) Upon the conversion of the MHC from a mutual to a stock-form holding company pursuant to the terms of Section 23 hereof, the amount available to the depositor of the MHC's subsidiary savings bank(s) shall become fixed as of the date of the statement of financial condition contained in the final offering circular utilized in the mutual-to-stock conversion. Each subsidiary savings bank shall at that time establish a liquidation account, which liquidation account shall in the aggregate equal the net worth of the subsidiary savings bank as set forth in its latest statement of financial condition contained in the offering circular utilized in the mutual-to stock conversion. The liquidation account established by a subsidiary savings bank shall comply with the rules contained in Section 86.4(g) of the General Regulations of the Bank Board.

9. TOTAL NUMBER OF SHARES AND PURCHASE PRICE OF COMMON STOCK.

         (a) The price at which shares of Common Stock shall be sold shall be based on a pro forma valuation of the aggregate market value of the Common Stock prepared by the Independent Appraiser. The valuation shall be based on financial information relating to the SHC and the Bank, economic and financial conditions, a comparison of the SHC and the Bank with selected publicly held financial institutions and holding companies and with comparable financial institutions and mutual holding companies and such other factors as the Independent Appraiser may deem to be important, including, but not limited to, the projected operating results and financial condition of the SHC and the Bank. The valuation shall be stated in terms of an Estimated Price Range, the maximum of which shall generally be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall generally be no more than 15% below such average. The valuation shall be updated during the Offerings as market and financial conditions warrant and as may be required by the Superintendent and the FDIC.

         (b) Based upon the Independent Valuation, the Boards of Directors of the SHC and the Bank shall fix the Initial Purchase Price and the number of shares of Common Stock to be offered in the Subscription Offering, Community Offering and/or Syndicated Community Offering. The Actual Purchase Price and the total number of shares of Common Stock to be issued in the Offerings shall be determined by the Boards of Directors of the SHC and the Bank upon conclusion of such offerings in consultation with the Independent Appraiser and any financial advisor or investment banker retained by the Bank in connection with such offerings.

         (c) Subject to the approval of the Superintendent and the FDIC, the Estimated Price Range may be increased or decreased to reflect market and economic conditions prior to completion of the Offerings and under such circumstances the SHC may increase or decrease the total number of shares of Common Stock to be issued in the Offerings to reflect any such change. Notwithstanding anything to the contrary contained in this Plan, no resolicitation of subscribers shall be required and subscribers shall not be permitted to modify or cancel their subscriptions unless the gross proceeds from the sale of the Common Stock issued in the Offerings are less than the minimum or more than 15% above the maximum of the Estimated Price Range set forth in the Prospectus. In the event of an increase in the total number of shares offered in the Offerings due to an increase in the Estimated Price Range, the priority of share allocation shall be as set forth in this Plan.

10.      GENERAL PROCEDURE FOR THE STOCK OFFERING.

         (a) As soon as practicable after the registration of the Common Stock under the Securities Act of 1933, as amended, and after the receipt of all required regulatory approvals, the Common Stock shall be first offered for sale in a Subscription Offering to Eligible Account Holders, Tax-Qualified Employee Stock Benefit Plans, Supplemental Eligible Account Holders, Trustees, Officers and Employees. In the event of an oversubscription of shares of Common Stock, the shares shall be sold, subject to the formulae set forth in Sections 11 through 14 of this Plan, in the following order of preference: (i) Eligible Account Holders; (ii) Tax Qualified Employee Stock Benefit Plans; (iii) Supplemental Eligible Account Holders; and (iv) Trustees, Officers and Employees. It is anticipated that any shares of Common Stock remaining unsold after the Subscription Offering will be sold through a Community Offering and/or a Syndicated Community Offering. The purchase price per share for the Common Stock shall be a uniform price determined in accordance with Section 9 hereof.

         (b) The SHC and the Bank may retain and pay for the services of financial and other advisors and investment bankers to assist in connection with any or all aspects of the Offerings, including in connection with the Subscription Offering, Community Offering and/or any Syndicated Community Offering, the payment of fees to brokers and investment bankers for assisting Persons in completing and/or submitting Order Forms. All fees, expenses, retainers and similar items shall be reasonable.

11.      SUBSCRIPTION RIGHTS OF ELIGIBLE ACCOUNT HOLDERS.

         (a) Each Eligible Account Holder shall receive, without payment, non-transferable Subscription Rights to purchase up to the greater of (i) $150,000 of Common Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering or Public Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Eligible Account Holders.

         (b) In the event of an oversubscription for shares of Common Stock pursuant to Section 5(a), available shares shall be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares which will make his or her total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Any available shares remaining after each subscribing Eligible Account Holder has been allocated the lesser of the number of shares subscribed for or 100 shares shall be allocated among the subscribing Eligible Account Holders in the proportion which the Qualifying Deposit of each such subscribing Eligible Account Holder bears to the total Qualifying Deposits of all such subscribing Eligible Account Holders, provided that no fractional shares shall be issued. Subscription Rights of Eligible Account Holders who are also Trustees or Officers of the Bank and their Associates shall be subordinated to those of other Eligible Account Holders to the extent that they are attributable to increased deposits during the one year period preceding the Eligibility Record Date.

12.      SUBSCRIPTION RIGHTS OF TAX-QUALIFIED EMPLOYEE STOCK BENEFIT
         PLANS

         Tax-Qualified Employee Stock Benefit Plans, including the employee stock ownership plan to be established by the Bank ("ESOP"), shall receive, without payment, non-transferable Subscription Rights to purchase in the aggregate up to 10% of the Common Stock, including shares of Common Stock to be issued in the Offerings as a result of an increase in the Estimated Price Range after commencement of the Subscription Offering and prior to completion of the Offering. The subscription rights granted to Tax-Qualified Employee Stock Benefit Plans shall be subject to the availability of shares of Common Stock after taking into account the shares of Common Stock purchased by Eligible Account Holders. Shares of Common Stock purchased by any individual participant ("Plan Participant") in a Tax-Qualified Employee Stock Benefit Plan using funds therein pursuant to the exercise of subscription rights granted to such Participant in his individual capacity as an Eligible Account Holder and/or Supplemental Eligible Account Holder and/or purchases by such Plan Participant in the Community Offering shall not be deemed to be purchases by a Tax-Qualified Employee Stock Benefit Plan for purposes of calculating the maximum amount of Common Stock that Tax-Qualified Employee Stock Benefit Plans may purchase pursuant to the first sentence of this Section 12 if the individual Plan Participant controls or directs the investment authority with respect to such account or subaccount. Consistent with applicable laws and regulations and policies and practices of the Superintendent and the FDIC, the ESOP may use funds contributed by the SHC or the Bank and/or borrowed from an independent financial institution to exercise such Subscription Rights, and the SHC and the Bank may make scheduled discretionary contributions thereto, provided that such contributions do not cause the SHC or the Bank to fail to meet any applicable capital maintenance requirements.

13.      SUBSCRIPTION RIGHTS OF SUPPLEMENTAL ELIGIBLE ACCOUNT
         HOLDERS.

         (a) Each Supplemental Eligible Account Holder shall receive, without payment, non-transferable Subscription Rights to purchase up to the greater of
(i) $150,000 of Common Stock (or such maximum purchase limitation as may be established for the Community Offering and/or Syndicated Community Offering or Public Offering), (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering or (iii) 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock offered in the Subscription Offering by a fraction, of which the numerator is the amount of the Qualifying Deposits of the Supplemental Eligible Account Holder and the denominator is the total amount of all Qualifying Deposits of all Supplemental Eligible Account Holders, subject to the availability of shares of Common Stock for purchase after taking into account the shares of Common Stock purchased by Eligible Account Holders and the ESOP through the exercise of Subscription Rights under Sections 11 and 12 hereof.

         (b) In the event of an oversubscription for shares of Common Stock pursuant to Section 13(a), available shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation (including the number of shares, if any, allocated in accordance with Section 11(a)) equal to the lesser of the number of shares subscribed for or 100 shares. Any remaining available shares shall be allocated among subscribing Supplemental Eligible Account Holders in the proportion that the amount of their respective Qualifying Deposits bears to the total amount of the Qualifying Deposits of all subscribing Supplemental Eligible Account Holders, provided that no fractional shares shall be issued.

14.      SUBSCRIPTION RIGHTS OF TRUSTEES, OFFICERS AND EMPLOYEES.

         (a) To the extent that there are sufficient shares remaining after satisfaction of all subscriptions under the above categories, Trustees, Officers and Employees of the Bank shall receive, without payment, non-transferable subscription rights to purchase in this category, in the aggregate, up to 24% of the shares of Common Stock offered in the Subscription Offering.

         (b) In the event of oversubscription pursuant to Section 14(a), Subscription Rights for the purchase of such shares shall be allocated among the individual Trustees, Officers and Employees of the Bank on a point system basis, whereby a point will be assigned for each year of employment and for each salary increment of $5,000 per annum and five points for each office held in the Bank, including a trusteeship. If any such Trustee, Officer or Employee does not subscribe for his or her full allocation of shares, any shares not subscribed for may be purchased by other Trustees, Officers and Employees in proportion to their respective subscriptions, provided that no fractional shares shall be issued.

15. COMMUNITY OFFERING, SYNDICATED COMMUNITY OFFERING, PUBLIC OFFERING AND OTHER OFFERINGS.

         (a) If less than the total number of shares of the Common Stock are sold in the Subscription Offering, it is anticipated that all remaining shares of Common Stock shall, if practicable, be sold directly by the SHC and the Bank in a Community Offering and/or a Syndicated Community Offering. Subject to the requirements set forth herein, Common Stock sold in the Community Offering and/or the Syndicated Community Offering shall achieve the widest possible distribution of such stock.

         (b) In the event of a Community Offering, all shares of Common Stock which are not subscribed for in the Subscription Offering shall be offered for sale by means of a direct community marketing program, which may provide for the use of brokers, dealers or investment banking firms experienced in the sale of financial institution securities. Any available shares in excess of those not subscribed for in the Subscription Offering will be available for purchase by members of the general public who receive a Prospectus, with preference given to natural persons residing in Oswego County, New York ("Preferred Subscribers").

         (c) A Prospectus and Order Form shall be furnished to such Persons as the SHC and the Bank may select in connection with the Community Offering and each order for Common Stock in the Community Offering shall be subject to the absolute right of the SHC and the Bank to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable following completion of the Community Offering. Available shares will be allocated first to each Preferred Subscriber whose order is accepted by the SHC, in an amount equal to the lesser of 100 shares or the number of shares subscribed for by each such Preferred Subscriber, if possible. Thereafter, any shares remaining will be allocated among the Preferred Subscribers whose subscriptions remain unsatisfied on an equal number of shares basis per order until all orders have been filled or the remaining shares have been allocated, provided no fractional shares shall be issued. If there are any shares remaining after all subscriptions by Preferred Subscribers have been satisfied, such remaining shares shall be allocated to Other Account Holders of the general public who purchase in the Community Offering applying the same allocation described above for Preferred Subscribers.

         (d) The amount of Common Stock that any Person together with any Associate thereof or group of Persons acting in concert may purchase in the Community Offering shall not exceed the greater of (i) $150,000 or (ii) one-tenth of 1% of the total offering of shares in the Subscription Offering, provided, however, that this amount may be increased to 5% of the total offering of shares in the Subscription Offering, subject to any required regulatory approval but without the further approval of Depositors; provided, further, that orders for Common Stock in the Community Offering shall first be filled to a maximum of 2% of the total number of shares of Common Stock sold in the Offerings and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares shall be issued. The SHC and the Bank may commence the Community Offering concurrently with, at any time during, or as soon as practicable after the end of, the Subscription Offering, and the Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the SHC and the Bank with any required regulatory approval.

         (e) Subject to such terms, conditions and procedures as may be determined by the SHC and the Bank, all shares of Common Stock not subscribed for in the Subscription Offering or ordered in the Community Offering may be sold by a syndicate of broker-dealers to the general public in a Syndicated Community Offering. Each order for Common Stock in the Syndicated Community Offering shall be subject to the absolute right of the SHC and the Bank to accept or reject any such order in whole or in part either at the time of receipt of an order or as soon as practicable after completion of the Syndicated Community Offering. The amount of Common Stock that any Person together with any Associate thereof or group of Persons acting in concert may purchase in the Syndicated Community Offering shall not exceed $150,000 provided, however, that this amount may be increased to 5% of the total offering of shares in the Subscription Offering, subject to any required regulatory approval but without the further approval of the Depositors; provided further that orders for Common Stock in the Syndicated Community Offering shall first be filled to a maximum of 2% of the total number of shares of Common Stock sold in the Offering and thereafter any remaining shares shall be allocated on an equal number of shares basis per order until all orders have been filled, provided no fractional shares shall be issued. The SHC and the Bank may commence the Syndicated Community Offering concurrently with, at any time during, or as soon as practicable after the end of the Subscription Offering and/or Community Offering, and the Syndicated Community Offering must be completed within 45 days after the completion of the Subscription Offering, unless extended by the SHC and the Bank with any required regulatory approval.

         (f) The SHC and the Bank may sell any shares of Common Stock remaining following the Subscription Offering, Community Offering and/or the Syndicated Community Offering in a Public Offering. The provisions of Section 15 hereof shall not be applicable to the sales to underwriters for purposes of the Public Offering but shall be applicable to sales by the underwriters to the public. The price to be paid by the underwriters in such an offering shall be equal to the Actual Purchase Price less an underwriting discount to be negotiated among such underwriters and the Bank and the SHC, subject to any required regulatory approval or consent.

         (g) If for any reason a Syndicated Community Offering or Public Offering of shares of Common Stock not sold in the Subscription Offering and the Community Offering cannot be effected, or in the event that any insignificant residue of shares of Common Stock is not sold in the Subscription Offering, Community Offering or Syndicated Community Offering, the SHC and the Bank shall use their best efforts to obtain other purchases in such manner and upon such condition as may be satisfactory to the Superintendent and the FDIC.

16.      LIMITATIONS ON SUBSCRIPTIONS AND PURCHASES OF COMMON STOCK.

         (a) The aggregate amount of outstanding Common Stock owned or controlled by Persons other than the MHC at the close of the Stock Offering shall be no more than 49% of the total outstanding Common Stock.

         (b) The aggregate amount of Common Stock acquired in the Stock Offering by any one or more Tax-Qualified Employee Stock Benefit Plans, exclusive of any Common Stock acquired by such plans in the secondary market, shall not exceed ten percent (10%) of the (i) outstanding shares of Common Stock, or (ii) stockholders' equity of the SHC, in each case held by Persons other than the MHC at the close of the Stock Offering.

         (c) The aggregate amount of Common Stock acquired in the Stock Offering by any Non- Tax-Qualified Employee Stock Benefit Plan or any Insider of the Bank and his or her Associates, exclusive of any Common Stock acquired by said plan, or such Insider and his or her Associates, in the secondary market, shall not exceed ten percent (10%) of the (i) outstanding shares of Common Stock, or (ii) stockholders' equity of the SHC, held by Persons other than the MHC at the close of the Stock Offering.

         (d) The aggregate amount of Common Stock acquired in the Stock Offering by all Non- Tax-Qualified Employee Stock Benefit Plans and Insiders of the Bank and their Associates shall not exceed thirty-four percent (34%) of the (i) outstanding shares of Common Stock, or (ii) stockholders' equity of the SHC, held by Persons other than the MHC at the close of the Stock Offering.

         (e) Except in the case of Tax-Qualified Employee Stock Benefit Plans in the aggregate, as set forth in Section 16(b) hereof, and certain Eligible Account Holders and Supplemental Eligible Account Holders, and in addition to the other restrictions and limitations set forth herein, the maximum amount of Common Stock which any Person together with any Associate or group of Persons acting in concert may, directly or indirectly, subscribe for or purchase in the Stock Offering (including without limitation the Subscription Offering, Community Offering and/or Syndicated Community Offering), shall not exceed 5% of the total number of shares sold in the Offering.

         (f) No Person may purchase fewer than 25 shares of Common Stock in the Stock Offering, to the extent such shares are available; provided, however, that if the Actual Purchase Price is greater than $20.00 per share, such minimum number of shares shall be adjusted so that the aggregate Actual Purchase Price for such minimum shares will not exceed $500.00.

         (g) For purposes of the foregoing limitations and the determination of Subscription Rights, (i) Trustees and Officers shall not be deemed to be Associates or a group acting in concert solely as a result of their capacities as such, (ii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitations set forth in Section 16(e) hereof, and (iii) shares purchased by Tax-Qualified Employee Stock Benefit Plans shall not be attributable to the individual trustees or beneficiaries of any such plan for purposes of determining compliance with the limitation set forth in Section 16(d) hereof.

         (h) Subject to any required regulatory approval and the requirements of applicable laws and regulations, the SHC and the Bank may increase or decrease any of the purchase limitations set forth herein at any time. In the event that either an individual purchase limitation or the number of shares of Common Stock to be sold in the Stock Offering is increased after commencement of the Stock Offering, any Person who ordered the maximum number of shares of Common Stock shall be permitted to purchase an additional number of shares such that such Person may subscribe for the then maximum number of shares permitted to be subscribed for by such Person, subject to the rights and preferences of any person who has priority rights to purchase shares of Common Stock in the Stock Offering. In the event that either an individual purchase limitation or the number of shares of Common Stock to be sold in the Stock Offering is decreased after commencement of the Stock Offering, the orders of any Person who subscribed for the maximum number of shares of Common

Stock shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person.

         (i) The SHC and the Bank shall have the right to take any action as they may, in their sole discretion, deem necessary, appropriate or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Section 16 and elsewhere in this Plan and the terms, conditions and representations contained in the Order Form, including, but not limited to, the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit or revoke acceptance of any order and to delay, terminate or refuse to consummate any sale of Common Stock which they believe might violate, or is designed to, or is any part of a plan to, evade or circumvent such terms, conditions, limitations, restrictions and representations. Any such action shall be final, conclusive and binding on all Persons and the SHC and the Bank shall be free from any liability to any Person on account of any such action.

17.      TIMING OF STOCK OFFERING, MANNER OF PURCHASING COMMON
         STOCK AND ORDER FORMS.

         (a) The Stock Offering may be commenced concurrently with or at any time after the mailing to the Depositors of the proxy statement to be used in connection with the Special Meeting. The Stock Offering may be closed before the Special Meeting, provided that the offer and sale of the Common Stock shall be conditioned upon the approval of the Plan by the Depositors at the Special Meeting.

         (b) The exact timing of the commencement of the Stock Offering shall be determined by the Bank and the SHC in consultation with the Independent Appraiser and any financial or advisory or investment banking firm retained by it in connection with the Stock Offering. The Bank and the SHC may consider a number of factors in determining the exact timing of the commencement of the Stock Offering, including, but not limited to, its current and projected future earnings, local and national economic conditions and the prevailing market for stocks in general and stocks of financial institutions in particular. The Bank and the SHC shall have the right to withdraw, terminate, suspend, delay, revoke or modify any such Stock Offering, at any time and from time to time, as they in their sole discretion may determine, without liability to any Person, subject to any necessary regulatory approval or concurrence.

         (c) The Bank and the SHC shall have the absolute right, in their sole discretion and without liability to any Person, to reject any Order Form, including, but not limited to, any Order Form (i) that is improperly completed or executed; (ii) that is not timely received; (iii) that is not accompanied by the proper payment (or authorization of withdrawal for payment); (iv) submitted by a Person whose representations the Bank and the SHC believes to be false or who they otherwise believe, either alone, or acting in concert with others, is violating, evading or circumventing, or intends to violate, evade or circumvent, the terms and conditions of this Plan. The Bank and the SHC may, but will not be required to, waive any irregularity on any Order Form or may require the submission of corrected Order Forms or the remittance of full payment for shares of Common Stock by such date as they may specify. The interpretation of the Bank and the SHC of the terms and conditions of the Order Forms shall be final and conclusive.

         (d) The SHC and the Bank shall make reasonable efforts to comply with the securities laws of all jurisdictions in the United States in which Participants reside. However, no Participant will be offered or receive any Common Stock under the Plan if such Participant resides in a foreign country.

18.      PAYMENT FOR COMMON STOCK.

         (a) Payment for shares of Common Stock ordered by Persons in the Stock Offering shall be equal to the Purchase Price per share multiplied by the number of shares which are being ordered. Such payment may be made in cash, if delivered in person, or by check or money order at the time the Order Form is delivered to the Bank. In addition, the Bank and the SHC may elect to provide Persons who have a Deposit Account with the Bank the opportunity to pay for shares of Common Stock by authorizing the Bank to withdraw from such Deposit Account an amount equal to the aggregate Purchase Price of such shares.

         (b) Consistent with applicable laws and regulations and policies and practices of the Superintendent and the FDIC, payment for shares of Common Stock ordered by Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plans may be made with funds contributed by the Bank and/or funds obtained pursuant to a loan from an unrelated financial institution pursuant to a loan commitment which is in force from the time that any such plan submits an Order Form until the closing of the transactions contemplated hereby.

         (c) If a Person authorizes the Bank to withdraw the amount of the Purchase Price from his or her Deposit Account, the Bank shall have the right to make such withdrawal or to freeze funds equal to the aggregate Purchase Price upon receipt of the Order Form. Notwithstanding any regulatory provisions regarding penalties for early withdrawals from certificate accounts, the Bank and the SHC may allow payment by means of withdrawal from certificate accounts without the assessment of such penalties. In the case of an early withdrawal of only a portion of such account, the certificate evidencing such account shall be cancelled if any applicable minimum balance requirement ceases to be met. In such case, the remaining balance will earn interest at the regular passbook rate. However, where any applicable minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account shall remain the same as prior to such early withdrawal. This waiver of the early withdrawal penalty applies only to withdrawals made in connection with the purchase of Common Stock and is entirely within the discretion of the Bank.

         (d) The Bank shall pay interest at not less than the passbook rate for all amounts paid in cash, by check or money order to purchase shares of Common Stock in the Stock Offering from the date payment is received until the Stock Offering is completed or terminated.

         (e) Neither the Bank, the MHC, the SHC, the Stock-form Bank nor any Affiliate thereof shall knowingly loan funds or otherwise extend credit to any Person to purchase Common Stock.

         (f) Each share of Common Stock issued in the Stock Offering shall be non-assessable upon payment in full of the Purchase Price.

19.  CONDITIONS TO THE OFFERING.

         Consummation of the Stock Offering is subject to (i) consummation of the MHC Reorganization, (ii) the receipt of all required federal and New York State approvals for the issuance of Common Stock in the Stock Offering, including without limitation the approval of the Superintendent and the FDIC, and (iii) the sale in the Stock Offering of such minimum number of shares of Common Stock within the Estimated Valuation Range as may be determined by the Boards of Trustees of the Bank and the Board of Directors of the SHC.

20.      REQUIREMENT FOLLOWING STOCK OFFERING FOR REGISTRATION,
         MARKET MAKING AND STOCK EXCHANGE LISTING.

         If the SHC has more than thirty-five (35) holders of any class of Capital Stock at the close of the Stock Offering, the SHC shall register that class of stock pursuant to the Securities Exchange Act of 1934, as amended, and shall undertake not to deregister such stock for a period of three years thereafter. In addition, if the SHC has more than one-hundred (100) holders of any class of Capital Stock at the close of the Stock Offering, the SHC, to the extent required by applicable laws and regulations and policies of the Superintendent and the FDIC, shall use its best efforts to (i) encourage and assist a market maker to establish and maintain a market for that class of stock and (ii) list that class of stock on a national or regional securities exchange or to have quotations for that class of stock disseminated on the Nasdaq Stock Market.

21. REQUIREMENTS FOR CAPITAL STOCK PURCHASES BY DIRECTORS AND OFFICERS FOLLOWING THE STOCK OFFERING.

         For a period of three years following the Stock Offering, Insiders and their Associates may not purchase, without the prior written approval of the Superintendent and the FDIC, the Common Stock except from a broker-dealer registered with the SEC. This prohibition shall not apply, however, to (i) a negotiated transaction arrived at by direct negotiation between buyer and seller and involving more than 1% of the outstanding class of Common Stock and (ii) purchases of Common Stock made by and held by any Tax-Qualified or Non-Tax-Qualified Employee Stock Benefit Plan which may be attributable to individual Insiders and their Associates.

         The foregoing restriction on purchases of Common Stock shall be in addition to any restrictions that may be imposed by federal and state securities laws.

22.      RESTRICTIONS ON TRANSFER OF COMMON STOCK.

         All shares of the Common Stock which are purchased in the Stock Offering by Persons other than Insiders shall be transferable without restriction. Unless otherwise permitted by the Superintendent and the FDIC, shares of Common Stock purchased by Insiders and their Associates in the Stock Offering shall be subject to the restriction that such shares shall not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death or judicial declaration of incompetency of the Insider or Associate. The shares of Common Stock issued by the SHC to Insiders and their Associates shall bear the following legend giving appropriate notice of such one year restriction:

         The shares represented by this certificate may not be sold by the registered holder hereof for a period of one year from the date of the issuance printed hereon, except in the event of the death or judicial declaration of incompetency of the registered holder.

         In addition, the SHC shall give appropriate instructions to the transfer agent for its Common Stock with respect to the applicable restrictions relating to the transfer of restricted stock. Any shares issued at a later date as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same holding period restrictions as may then be applicable to such restricted stock.

         The foregoing restriction on transfer shall be in addition to any restrictions on transfer that may be imposed by federal and state securities laws.

23. SUBSEQUENT OFFERING OF CAPITAL STOCK OF THE SHC AND CONVERSION OF THE MHC INTO A STOCK HOLDING COMPANY.

         If approved by the Superintendent and/or any other applicable regulatory authority, following consummation of the MHC Reorganization (i) the SHC may sell shares of its capital stock to third persons other than the MHC and
(ii) the MHC may convert from a mutual to a stock form holding company, in each case subject to the requirements of applicable laws and regulations, in each case subject to the requirements of Article VI-C of the NYBL and Parts 86 and 111 of the General Regulations of the Bank Board and any other applicable laws and regulations. The MHC, the SHC and the Bank are authorized to apply to the Superintendent in connection with any such transaction for such variations from the requirements of the General Regulations of the Bank Board and this Plan as may be necessary and proper to effect the transaction.

         The SHC may conduct one or more offerings of its capital stock (which in the aggregate shall be no more than 49% of the total to-be-outstanding voting stock of the SHC) following consummation of the MHC Reorganization, subject to the approval of the Board of Directors of the SHC, the Bank and the Superintendent and, if applicable, the FDIC. Each such offering shall be conducted pursuant to a Stock Issuance Plan which meets the requirements of applicable laws and regulations and policies of the Department and/or any other regulatory authority. The actual timing of any offering of the SHC's capital stock shall be in the discretion of the Board of Directors of the SHC. The Plan of Stock Issuance adopted by the Bank in connection with this Plan, as amended, is hereby incorporated herein by reference.

         Neither the MHC, the SHC, the Bank nor the Stock-form Bank shall, directly or indirectly, loan funds or otherwise extend credit to any Person for the purpose of purchasing capital stock of the SHC issued in connection with any of the transactions referred to in this Section 23.

24.      STOCK COMPENSATION PLANS.

         (a) The SHC, the MHC, the Stock-form Bank and the Bank are authorized to adopt Tax-Qualified Employee Stock Benefit Plans in connection with the MHC Reorganization, including, without limitation, the ESOP. Subsequent to the Offerings, the SHC and the Bank are authorized to adopt Non-Tax Qualified Employee Stock Benefit Plans, including without limitation, stock option plans and restricted Plans, provided however that, any such plan shall be implemented in accordance with applicable law and the regulations of the Superintendent and the FDIC, including any required stockholder approval.

         (b) Existing as well as any newly created Tax-Qualified Employee Stock Benefit Plans may purchase shares of Common Stock in the Stock Offering, to the extent permitted by the terms of such benefit plans and this Plan.

         (c) The MHC, the SHC and the Stock-form Bank are authorized to enter into employment or severance agreements with their executive officers.

25.      ESTABLISHMENT AND FUNDING OF CHARITABLE FOUNDATION.

         As part of the MHC Reorganization, the SHC and the Bank intend to establish a charitable foundation that will qualify as an exempt organization under Section 501(c)(3) of the Code. To fund the Foundation, the Bank will contribute funds prior to completion of the MHC Reorganization or, immediately subsequent to the MHC Reorganization, the SHC will contribute authorized but unissued shares of Common Stock in an amount not to exceed 4.0% of the number of shares of Common Stock issued in the Stock Offering (provided, however, that such amount may be reduced by the SHC and the Bank), or a combination thereof, subject to the receipt of any required regulatory approval or consent. The Foundation is being formed in connection with the MHC Reorganization in order to complement the Bank's existing community reinvestment activities and to share with the Bank's local community a part of the Bank's financial success as a locally headquartered, community minded, financial services institution.

26.      TRUSTEES AND OFFICERS.

         Unless otherwise required by the Superintendent or the FDIC, each Person serving as a trustee of the Bank at the time of the MHC Reorganization shall serve as a trustee or director, as the case may be, of the MHC, the SHC and the Stock-form Bank thereafter for the terms respectively specified in the Organization Certificate and Bylaws of the MHC, the SHC and the Stock-form Bank and until his or her successor is elected and qualified. The officers of the MHC, the SHC and the Stock-form Bank shall be selected by their respective Board of Directors or Trustees upon formation of such entity.

27.      EXPENSES OF THE MHC REORGANIZATION AND STOCK OFFERING.

         The Bank and the SHC shall use their best efforts to ensure that the expenses incurred by them in connection with the Stock Offering are reasonable.

28.      AMENDMENT OR TERMINATION.

         If necessary or desirable, the terms of the Plan may be substantially amended by a majority vote of the Bank's Board of Trustees as a result of comments from regulatory authorities or otherwise, at any time prior to submission of the Plan and proxy materials to the Depositors. At any time after submission of the Plan and proxy materials to the Depositors, the terms of the Plan that relate to the Reorganization may be amended by a majority vote of the Board of Trustees only with the concurrence of the Superintendent, and, if applicable, the FDIC. Terms of the Plan relating to the Stock Offering including, without limitation, Section 9 through 25, may be amended by a majority vote of the Bank's Board of Trustees as a result of comments from regulatory authorities or otherwise at any time prior to the approval of the Plan by the Superintendent. The Plan may be terminated by a majority vote of the Board of Trustees at any time prior to the earlier of approval of the Plan by the Superintendent and the date of the Special Meeting, and may be terminated by a majority vote of the Board of Trustees at any time thereafter with the concurrence of the Superintendent. In its discretion, the Board of Trustees may modify or terminate the Plan upon the order of the regulatory authorities without a resolicitation of proxies or another meeting of the Depositors; however, any material amendment of the terms of the Plan that relate to the Reorganization which occur after the Special Meeting shall require a resolicitation of Depositors.

         The Plan shall be terminated if the Reorganization is not completed within 24 months from the date upon which the Depositors approve the Plan, and may not be extended by the Bank or the Superintendent.

29.      INTERPRETATION OF THE PLAN.

         References herein to the NYBL and the General Regulations of the Banking Board shall in all cases be deemed to refer to the provisions of the same which were in effect at the time of adoption of this Plan by the Board of Trustees and Depositors and any subsequent amendments to such provisions.

                                                                      Appendix A

                               AGREEMENT OF MERGER


         Agreement of Merger, dated _____________, 1999, between Oswego County Savings Bank ("the Bank"), a New York-chartered stock savings bank, and Interim Two Savings Bank ("Subsidiary Bank") a newly formed New York-chartered stock savings bank which is wholly owned by Oswego County MHC ("MHC"), a New York-chartered mutual holding company.

                              W I T N E S S E T H:

         WHEREAS, the Bank has adopted an Amended and Stated Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company and Plan of Stock Issuance (the "Plan of MHC Reorganization"); and

         WHEREAS, the Plan of MHC Reorganization requires that the Subsidiary Bank be merged with and into the Bank pursuant to the terms hereof;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Plan of MHC Reorganization, the parties hereto do mutually agree, intending to be legally bound, as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         1.1 "Effective Time" shall mean the date and time at which the merger contemplated by this Agreement of Merger becomes effective as provided in
Section 2.2 of this Agreement of Merger.

         1.2 "Merger" shall refer to the merger of the Bank with and into Subsidiary Bank as provided in Section 2.1 of this Agreement of Merger.

         1.3 "Merging Corporations" shall collectively refer to Subsidiary Bank and the Bank.

         1.4      "NYBL" shall mean the New York Banking Law.

         1.5 "Superintendent" shall mean the Superintendent of the Banking Department of the State of New York.

         1.6 "Surviving Corporation" shall refer to the Bank as the surviving corporation of the Merger.

                                   ARTICLE II

                               TERMS OF THE MERGER

         2.1      The Merger.

         (a) Subject to the terms and conditions set forth herein and in the Plan of MHC Reorganization, at the Effective Time, the Bank shall be merged with and into Subsidiary Bank pursuant to Section 601 of the NYBL. Subsidiary Bank shall be the Surviving Corporation of the Merger and shall continue to be governed by the NYBL.

         (b) As a result of the Merger, each share of common stock, par value [$1.00] per share, of Subsidiary Bank issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Corporation issued and outstanding immediately after the Effective Time.

         (c) At the Effective Time, the Surviving Corporation shall be considered the same business and corporate entity as each of the Merging Corporations and thereupon and thereafter all the property, rights, powers and franchises of each of the Merging Corporations shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Merging Corporations and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property, rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation. Schedule 2.1 contains a list of each of the deposit-taking offices of the Bank which shall be operated by the Surviving Corporation. In addition, any reference to either of the Merging Corporations in any contract, will or document, whether executed or taking effect before or after the Effective Time, shall be considered a reference to the Surviving Corporation if not inconsistent with the other provisions of the contract, will or document; and any pending action or other judicial proceeding to which either of the Merging Corporations is a party shall not be deemed to have abated or to have been discontinued by reason of the Merger, but may be prosecuted to final judgment, order or decree in the same manner as if the Merger had not been made or the Surviving Corporation may be substituted as a party to such action or proceeding, and any judgment, order or decree may be rendered for or against it that might have been rendered for or against either of the Merging Corporations if the Merger had not occurred.

         2.2 Effective Time. The Merger shall become effective (a) on the date and at the time immediately after which the Superintendent has (i) endorsed his or her approval on this Agreement of Merger and caused said Agreement to be filed with the Office of Superintendent pursuant to the provisions of Section 601-b of the NYBL, together with such certificates and other documents as may be required by said Section 601-b or the Superintendent, and (ii) filed this Agreement of Merger, together with the officers' certificates and the resolutions of the Superintendent approving this Agreement of Merger, in the office of the clerk of the county in which the principal office of the Surviving Corporation is located, or (b) at such later time as may have been previously specified by both of the parties hereto in a joint notice to the Superintendent.

         2.3 Name of the Surviving Corporation. The name of the Surviving Corporation shall be "Oswego County Savings Bank."

         2.4 Organization Certificate. On and after the Effective Time, the Organization Certificate of the Bank shall be the Organization Certificate of the Surviving Corporation until amended in accordance with applicable law.

         2.5 Bylaws. On and after the Effective Time, the Bylaws of the Bank shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

         2.6 Directors, Trustees and Officers. On and after the Effective Time, until changed in accordance with the Organization Certificate and Bylaws of the Surviving Corporation, (i) the directors of the Surviving Corporation shall be the directors of the Bank immediately prior to the Effective Time and (ii) the officers of the Surviving Corporation shall be the officers of the Bank immediately prior to the Effective Time. The directors and officers of the Surviving Corporation shall hold office in accordance with the Organization Certificate and Bylaws of the Surviving Corporation.

                                   ARTICLE III

                                  MISCELLANEOUS


         3.1 Conditions Precedent. The respective obligations of each party under this Agreement of Merger shall be subject to (i) the satisfaction of the conditions set forth herein and in the Plan of MHC Reorganization and (ii) the approval of this Agreement of Merger by MHC, in its capacity as sole stockholder of Subsidiary Bank.

         3.2 Termination. This Agreement of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Plan of MHC Reorganization in accordance with the terms thereof.

         3.3 Amendments. To the extent permitted by the NYBL, this Agreement of Merger may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of the Bank and the board of directors of the Subsidiary Bank.

         3.4 Successors. This Agreement of Merger shall be binding on the successors of Subsidiary Bank and the Bank.

         IN WITNESS WHEREOF, Subsidiary Bank and the Bank have caused this Agreement of Merger to be executed by their duly authorized officers as of the day and year first above written.


                                      OSWEGO COUNTY SAVINGS BANK
ATTEST:



                                      By:
-------------------------                --------------------------------------
Secretary                                Gregory J. Kreis,
                                         President and Chief Executive Officer



                                      INTERIM TWO SAVINGS BANK
ATTEST:



                                      By:
-------------------------                 -------------------------------------
Secretary                                 Gregory J. Kreis,
                                          President and Chief Executive Officer